Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-24389 on Form N-1A of our report dated March 14, 2023, relating to the financial statements and financial highlights of Fidelity Equity-Income K6 Fund, and our reports dated March 16, 2023, relating to the financial statements and financial highlights of Fidelity Series All-Sector Equity Fund, Fidelity Mid Cap Value K6 Fund, and Fidelity Series Value Discovery Fund, each a fund of Fidelity Devonshire Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Devonshire Trust for the year ended January 31, 2023, and to the references to us under the headings “Financial Highlights ” in the Prospectuses and “Independent Registered Public Accounting Firm ” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 23, 2023

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